UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE TO
(Rule 13e-4)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
ANALOG DEVICES, INC.
(Name of Subject Company (Issuer) and Filing Person (Offeror))
Options to Purchase Common Stock, $0.16 2/3 par value

(Title of Class of Securities)
032654 10 5
(CUSIP Number of Class of Securities (Underlying Common Stock))
Margaret K. Seif
V.P., General Counsel and Secretary
One Technology Way, Norwood, MA
(781) 329-4700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)
with a copy to:
Mark G. Borden, Esq.
Graham Robinson, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000
CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$141,190,864	$7,879
(1) Estimated solely for purposes of calculating the Amount of Filing Fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be tendered pursuant to the offer. These options cover an aggregate of 40,924,888 shares of the issuer’s common stock and have an aggregate value of $141,190,864 as of August 24, 2009, calculated based on a Black-Scholes option pricing model based on a price per share of common stock of $28.24, the price of the issuer’s common stock as reported on the New York Stock Exchange on August 24, 2009.
(2) The Amount of Filing Fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $55.80 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the Amount of Filing Fee and should not be used for any other purpose.
☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	Not applicable	Filing Party:	Not applicable
Form of Registration No.:	Not applicable	Date Filed:	Not applicable
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of the tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer).

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

ITEM 1. SUMMARY TERM SHEET.
ITEM 2. SUBJECT COMPANY INFORMATION.
ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.
ITEM 4. TERMS OF THE TRANSACTION.
ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.
ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.
ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.
ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.
ITEM 10. FINANCIAL STATEMENTS.
ITEM 11. ADDITIONAL INFORMATION.
ITEM 12. EXHIBITS.
ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.
SIGNATURE
EXHIBIT INDEX
EX-(a)(1)(A) Offer to Exchange
EX-(a)(1)(B) Form of Email from Bill Matson
EX-(a)(1)(C) Form of Email from Emil Armas
EX-(a)(1)(D) Form of Email from Bill Matson
EX-(a)(1)(E) Notice of Stock Option Exchange Program - Wilmington
EX-(a)(1)(F) Notice of Stock Option Exchange Program - Limerick
EX-(a)(1)(G) Stock Option Exchange Program TO Participation Guide
EX-(a)(1)(H) Supplemented Q&As for employees regarding the Stock Option Exchange Program (August 28, 2009)
EX-(a)(1)(I) Screenshots from Stock Option Exchange Program Website
EX-(a)(1)(J) Stock Option Exchange Program Training Script
EX-(a)(1)(K) Terms and Conditions of the Offer
EX-(a)(1)(L) Form of Tax Ruling Acceptance Agreement for the Netherlands
EX-(a)(1)(M) Form of Tax Ruling Employee Consent for Israel
EX-(a)(1)(R) Form of Confirming Memo - Standard
EX-(a)(1)(S) Form of Confirming Memo - Australia
EX-(a)(1)(T) Form of Confirming Memo - Belgium
EX-(a)(1)(U) Form of Confirming Memo - Canada
EX-(a)(1)(V) Form of Confirming Memo - China
EX-(a)(1)(W) Forms of Confirming Memo - Denmark
EX-(a)(1)(X) Form of Confirming Memo - France
EX-(a)(1)(Y) Form of Confirming Memo - Hong Kong
EX-(a)(1)(Z) Form of Confirming Memo - Ireland
EX-(a)(1)(AA) Form of Confirming Memo - Israel
EX-(a)(1)(BB) Form of Confirming Memo - Italy
EX-(a)(1)(CC) Form of Confirming Memo - Sweden
EX-(a)(1)(DD) Form of Confirming Memo - United Kingdom

ITEM 1. SUMMARY TERM SHEET.
The information set forth under Summary Term Sheet—Questions and Answers in the Offer to Exchange Certain Stock Options for New Stock Options, dated August 28, 2009 (the “Offer to Exchange”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.
ITEM 2. SUBJECT COMPANY INFORMATION.
(a)	Name and Address.

Analog Devices, Inc., a Delaware corporation (the “Company” or “Analog”), is the issuer of the securities subject to the Offer to Exchange. The Company’s principal executive offices are located at One Technology Way, Norwood, MA 02062; Attention: Investor Relations, and the telephone number at that address is (781) 329-4700.
(b)	Securities.

This Tender Offer Statement on Schedule TO relates to an offer by the Company to certain employees, subject to specified conditions, to exchange some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.16 2/3 per share. A stock option will be eligible for exchange and referred to herein as an “Eligible Stock Option” if it has an exercise price per share greater than $30.68 and was granted from November 10, 2000 through December 31, 2007 under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”), 2001 Broad-Based Stock Option Plan, as amended, or the 1998 Stock Option Plan (all three plans together, the “Plans”). Employees surrendering Eligible Stock Options will receive in exchange new stock options (the “New Stock Options”) to be granted under the 2006 Plan.

The Company is making the offer to all current U.S. and international employees who hold Eligible Stock Options and, as of the date the offer commences, are actively employed by the Company or one of its subsidiaries (excluding the Company’s named executive officers (as set forth in the Company’s definitive proxy statement filed on February 4, 2009) and members of the board of directors). These employees are collectively referred to as the “Eligible Employees.” To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed with the Company through the expiration of the Exchange Offer.

As of August 28, 2009, there were options to purchase 40,924,888 shares outstanding and eligible to participate in the exchange program. The actual number of shares of common stock subject to the stock options to be exchanged in the offer will depend on the number of shares of common stock subject to Eligible Stock Options surrendered by Eligible Employees and accepted for exchange. The Company is making the offer upon the terms and subject to the conditions set forth in the Offer to Exchange.
(c)	Trading Market and Price.

The information set forth in the Offer to Exchange under the heading The Exchange Offer: Section 7, Price Range of Our Common Stock, is incorporated herein by reference.
ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.
The information set forth under Item 2(a) above and in the Offer to Exchange under The Exchange Offer: Section 10, Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities, and Schedule B of the Offer to Exchange is incorporated herein by reference. The Company is both the filing person and the issuer.
ITEM 4. TERMS OF THE TRANSACTION.

(a)	Material Terms.

The information set forth in the Offer to Exchange under Summary Term Sheet—Questions and Answers, and The Exchange Offer: Section 1, Eligible Stock Options; Eligible Employees; Expiration Date; Section 3, Procedures for Surrendering Eligible Stock Options; Section 4, Withdrawal Rights; Section 5, Acceptance of Eligible Stock Options; New Stock Options; Section 6, Conditions of the Exchange Offer; Section 8, Source and Amount of Consideration; Terms of New Stock Options; Section 9, Information About Us; Financial Information; Section 11, Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer; Section 13, Material U.S. Federal Income Tax Consequences; and Section 14, Extension of the Exchange Offer; Termination; Amendment, and Schedules C-AA, is incorporated herein by reference.
(b)	Purchases.

Members of the Company’s board of directors and our named executive officers are not eligible to participate in the offer. Other executive officers of the Company who hold eligible options are eligible to participate. Information included in the Offer to Exchange under The Exchange Offer: Section 3, Procedures for Surrendering Eligible Stock Options; and Section 10, Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities, and Schedule B of the Offer to Exchange is incorporated herein by reference.
ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.
Agreements Involving the Subject Company’s Securities. The information set forth in the Offer to Exchange under The Exchange Offer: Section 10, Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities, is incorporated herein by reference. See also the Company’s equity plans attached hereto as Exhibits (d)(1)—(d)(12).
ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.
(a)	Purposes.

The information set forth in the Offer to Exchange under The Exchange Offer: Section 2, Purpose of the Exchange Offer, is incorporated herein by reference.
(b)	Use of Securities Acquired.

The information set forth in the Offer to Exchange under The Exchange Offer: Section 5, Acceptance of Eligible Stock Options; New Stock Options; and Section 11, Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer, is incorporated herein by reference.
(c)	Plans.

Not applicable.
ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
(a)	Source of Funds.

The information set forth in the Offer to Exchange under The Exchange Offer: Section 8, Source and Amount of Consideration; Terms of New Stock Options; and Section 15, Fees and Expenses, is incorporated herein by reference.

(b)	Conditions.

The information set forth in the Offer to Exchange under The Exchange Offer: Section 6, Conditions of the Exchange Offer, is incorporated herein by reference.
(c)	Borrowed Funds.

Not applicable.
ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.
(a)	Securities Ownership.

The information set forth in the Offer to Exchange under The Exchange Offer: Section 10, Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities, is incorporated herein by reference.

(b)	Securities Transactions.

The information set forth in the Offer to Exchange under The Exchange Offer: Section 10, Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities, is incorporated herein by reference.
ITEM 9. PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.
Not applicable.
ITEM 10. FINANCIAL STATEMENTS.
(a)	Financial Information.

The information set forth in Item 8, Financial Statements and Supplementary Data, of the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008, Part I, Item 1, Financial Statements, of the Company’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2009 and the financial information contained in the Offer to Exchange under The Exchange Offer: Section 9, Information About Us; Financial Information; and Section 16, Additional Information, is incorporated herein by reference.

(b)	Pro Forma Information.

Not applicable.
ITEM 11. ADDITIONAL INFORMATION.
(a)	Agreements, Regulatory Requirements and Legal Proceedings.
(1)	The information set forth in the Offer to Exchange under Risk Factors and The Exchange Offer: Section 10, Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities, is incorporated herein by reference.

(2)	The information set forth in the Offer to Exchange under The Exchange Offer: Section 12, Legal Matters; Regulatory Approvals, is incorporated herein by reference.

(3)	Not applicable.

(4) Not applicable.

(5) Not applicable.

(b)	Other Material Information.

Not applicable.
ITEM 12. EXHIBITS.

Exhibit No.	Document

(a)(1)(A)	Offer to Exchange Certain Stock Options for New Stock Options, dated August 28, 2009

(a)(1)(B)	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Eligible Employees, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(C)	Form of Email from Emil Armas to Eligible Employees in the Philippines, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(D)	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Managers, dated August 28, 2009

(a)(1)(E)	Notice of Stock Option Exchange Program to Wilmington Eligible Employees

(a)(1)(F)	Notice of Stock Option Exchange Program to Limerick Eligible Employees

(a)(1)(G)	Stock Option Exchange Program TO Participation Guide

(a)(1)(H)	Supplemented Q&As for employees regarding the Stock Option Exchange Program (August 28, 2009)

(a)(1)(I)	Screenshots from Stock Option Exchange Program Website

(a)(1)(J)	Stock Option Exchange Program Training Script

(a)(1)(K)	Terms and Conditions of the Offer

(a)(1)(L)	Form of Tax Ruling Acceptance Agreement for the Netherlands

(a)(1)(M)	Form of Tax Ruling Employee Consent for Israel

(a)(1)(N)	Annual Report on Form 10-K for the fiscal year ended November 1, 2008, as filed with the Commission on November 24, 2008 (File No. 1-7819) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended August 1, 2009, as filed with the Commission on August 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(P)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on February 4, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(Q)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on June 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(R)	Form of Confirming Memo (Exchange Program) — Standard

(a)(1)(S)	Form of Confirming Memo — Australia

(a)(1)(T)	Form of Confirming Memo — Belgium

(a)(1)(U)	Form of Confirming Memo — Canada

(a)(1)(V)	Form of Confirming Memo — China

(a)(1)(W)	Forms of Confirming Memo — Denmark

(a)(1)(X)	Form of Confirming Memo — France

Exhibit No.	Document

(a)(1)(Y)	Form of Confirming Memo — Hong Kong

(a)(1)(Z)	Form of Confirming Memo — Ireland

(a)(1)(AA)	Form of Confirming Memo — Israel

(a)(1)(BB)	Form of Confirming Memo — Italy

(a)(1)(CC)	Form of Confirming Memo — Sweden

(a)(1)(DD)	Form of Confirming Memo — United Kingdom

(b)	Not applicable

(d)(1)	2006 Stock Incentive Plan of Analog Devices, Inc., filed as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on February 8, 2006 (File No. 1-7819) and incorporated herein by reference

(d)(2)	Amendment No. 1 to 2006 Stock Incentive Plan of Analog Devices, Inc., filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

(d)(3)	Amendment No. 2 to 2006 Stock Incentive Plan of Analog Devices filed as an exhibit to Company’s Quarterly Report on Form 10-Q for fiscal quarter ended August 1, 2009 as filed with the Commission on August 18, 2009, and incorporated herein by reference

(d)(4)	Analog Devices, Inc. 2001 Broad-Based Stock Option Plan, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(5)	1998 Stock Option Plan of Analog Devices Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(6)	Restated 1994 Director Option Plan of Analog Devices, Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(7)	Analog Devices BV (Ireland) Employee Stock Option Program, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(8)	Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended January 28, 2006 (File No. 1-7819) as filed with the Commission on February 15, 2006 and incorporated herein by reference

(d)(9)	Amendment No. 1 to Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007 (File No. 1-7819) as filed with the Commission on November 30, 2007 and incorporated herein by reference

(d)(10)	Trust Agreement for Deferred Compensation Plan dated as of October 1, 2003 between Analog Devices, Inc. and Fidelity Management Trust Company filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2003 (File No. 1-7819) as filed with the Commission on December 23, 2003 and incorporated herein by reference

(d)(11)	First Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of January 1, 2005, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

Exhibit No.	Document

(d)(12)	Second Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of December 10, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008 (File No. 1-7819) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable
ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.
Not applicable.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ANALOG DEVICES, INC.
By:	/s/ Margaret K. Seif
Margaret K. Seif
Vice President, General Counsel and Secretary
Date: August 28, 2009

EXHIBIT INDEX

Exhibit No.	Document

(a)(1)(A)	Offer to Exchange Certain Stock Options for New Stock Options, dated August 28, 2009

(a)(1)(B)	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Eligible Employees, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(C)	Form of Email from Emil Armas to Eligible Employees in the Philippines, dated August 28, 2009, regarding the launch of ADI’s Stock Option Exchange Program

(a)(1)(D)	Form of Email from Bill Matson, Vice President, Worldwide Human Resources to Managers, dated August 28, 2009

(a)(1)(E)	Notice of Stock Option Exchange Program to Wilmington Eligible Employees

(a)(1)(F)	Notice of Stock Option Exchange Program to Limerick Eligible Employees

(a)(1)(G)	Stock Option Exchange Program TO Participation Guide

(a)(1)(H)	Supplemented Q&As for employees regarding the Stock Option Exchange Program (dated August 28, 2009)

(a)(1)(I)	Screenshots from Stock Option Exchange Program Website

(a)(1)(J)	Stock Option Exchange Program Training Script

(a)(1)(K)	Terms and Conditions of the Offer

(a)(1)(L)	Form of Tax Ruling Acceptance Agreement for the Netherlands

(a)(1)(M)	Form of Tax Ruling Employee Consent for Israel

(a)(1)(N)	Annual Report on Form 10-K for the fiscal year ended November 1, 2008, as filed with the Commission on November 24, 2008 (File No. 1-7819) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended August 1, 2009, as filed with the Commission on August 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(P)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on February 4, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(Q)	Definitive Proxy Statement on Schedule 14A, as filed with the Commission on June 18, 2009 (File No. 1-7819) and incorporated herein by reference

(a)(1)(R)	Form of Confirming Memo (Exchange Program) — Standard

(a)(1)(S)	Form of Confirming Memo — Australia

(a)(1)(T)	Form of Confirming Memo — Belgium

(a)(1)(U)	Form of Confirming Memo — Canada

(a)(1)(V)	Form of Confirming Memo — China

(a)(1)(W)	Forms of Confirming Memo — Denmark

(a)(1)(X)	Form of Confirming Memo — France

(a)(1)(Y)	Form of Confirming Memo — Hong Kong

(a)(1)(Z)	Form of Confirming Memo — Ireland

(a)(1)(AA)	Form of Confirming Memo — Israel

(a)(1)(BB)	Form of Confirming Memo — Italy

(a)(1)(CC)	Form of Confirming Memo — Sweden

Exhibit No.	Document

(a)(1)(DD)	Form of Confirming Memo — United Kingdom

(b)	Not applicable

(d)(1)	2006 Stock Incentive Plan of Analog Devices, Inc., filed as Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on February 8, 2006 (File No. 1-7819) and incorporated herein by reference

(d)(2)	Amendment No. 1 to 2006 Stock Incentive Plan of Analog Devices, Inc., filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

(d)(3)	Amendment No. 2 to 2006 Stock Incentive Plan of Analog Devices filed as an exhibit to Company’s Quarterly Report on Form 10-Q for fiscal quarter ended August 1, 2009 as filed with the Commission on August 18, 2009, and incorporated herein by reference

(d)(4)	Analog Devices, Inc. 2001 Broad-Based Stock Option Plan, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(5)	1998 Stock Option Plan of Analog Devices Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(6)	Restated 1994 Director Option Plan of Analog Devices, Inc., as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(7)	Analog Devices BV (Ireland) Employee Stock Option Program, as amended, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the Commission on January 29, 2003 and incorporated herein by reference

(d)(8)	Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for fiscal quarter ended January 28, 2006 (File No. 1-7819) as filed with the Commission on February 15, 2006 and incorporated herein by reference

(d)(9)	Amendment No. 1 to Analog Devices, Inc. Amended and Restated Deferred Compensation Plan, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 3, 2007 (File No. 1-7819) as filed with the Commission on November 30, 2007 and incorporated herein by reference

(d)(10)	Trust Agreement for Deferred Compensation Plan dated as of October 1, 2003 between Analog Devices, Inc. and Fidelity Management Trust Company filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2003 (File No. 1-7819) as filed with the Commission on December 23, 2003 and incorporated herein by reference

(d)(11)	First Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of January 1, 2005, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2006 (File No. 1-7819) as filed with the Commission on November 20, 2006 and incorporated herein by reference

(d)(12)	Second Amendment to Trust Agreement for Deferred Compensation Plan between Analog Devices, Inc. and Fidelity Management Trust Company dated as of December 10, 2007, filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 1, 2008 (File No. 1-7819) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable